UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported)
May 18, 2009 (May 12, 2009)
LINN ENERGY, LLC
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
(281) 840-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former names or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-4.1
EX-4.2
EX-10.1

Item 1.01 Entry into a Material Definitive Agreement.
          The information included or incorporated by reference in Item 2.03 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 1.01 of this Report.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Purchase Agreement
          On May 12, 2009, Linn Energy, LLC (the “Company”), Linn Energy Finance Corp. (“Finance Corp” and together with the Company, the “Issuers”) and its material subsidiaries (the “Subsidiary Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with , Citigroup Global Markets Inc., Barclays Capital Inc., BNP Paribas Securities Corp., Calyon Securities (USA) Inc., RBC Capital Markets Corporation and RBS Securities Inc., as representatives of a group of initial purchasers (collectively, the “Initial Purchasers”), pursuant to which the Issuers agreed to sell $250,000,000 in aggregate principal amount of the Issuers’ 11.750% Senior Notes due 2017 (the “2017 Notes”). The 2017 Notes were sold at a price equal to 95.081% of par. The 2017 Notes were offered and sold in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The 2017 Notes were resold to qualified institutional buyers in reliance on Rule 144A under the Securities Act.
          The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuers and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Issuers also agreed not to issue certain debt securities for a period of 60 days after May 12, 2009, without the prior consent of Citigroup Global Markets Inc.
Indenture and 2017 Notes
          The 2017 Notes were issued pursuant to an Indenture, dated May 18, 2009 (the “Indenture”), among the Issuers, the Subsidiary Guarantors and U. S. Bank, National Association, as trustee. The 2017 Notes are general unsecured senior obligations of the Issuers. The 2017 Notes are unconditionally guaranteed jointly and severally on a senior unsecured basis by the Subsidiary Guarantors and certain future subsidiaries of the Company. The 2017 Notes rank equal in right of payment with all existing and future senior indebtedness of the Issuers, and senior in right of payment to any future subordinated indebtedness of the Issuers. The 2017 Notes are effectively junior in right of payment to any secured indebtedness of the Issuers to the extent of the collateral securing such indebtedness, and to any indebtedness and other liabilities of any non-guarantor subsidiaries. The guarantees rank equal in right of payment with all existing and future senior indebtedness of such guarantor subsidiary, and senior in right of payment to any future subordinated indebtedness of such guarantor subsidiary. The guarantees are effectively junior in right of payment to any secured indebtedness of such subsidiary guarantor to the extent of the collateral securing such indebtedness.
          Interest and Maturity
          The 2017 Notes will mature on May 15, 2017, and interest on the 2017 Notes is payable in cash semi-annually in arrears on each May 15 and November 15, commencing November 15, 2009. Interest will be payable to holders of record on the May 1st and November 1st immediately preceding the related interest payment date, and will be computed on the basis of a 360-day year consisting of twelve 30-day months.
          Optional Redemption
          At any time prior to May 15, 2011, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of 2017 Notes issued under the Indenture at a redemption price of 111.75% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest payable on or prior to the redemption date), using the net cash proceeds of one or more equity offerings by the Company, provided that:
•	at least 65% of the aggregate principal amount of 2017 Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2017 Notes held by the Company and its subsidiaries); and

•	the redemption occurs within 180 days of the date of the closing of such equity offering.
          Prior to May 15, 2013, the Issuers may redeem all or part of the 2017 Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of:
•	the principal amount thereof, plus

•	accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

•	the Make Whole Premium (as defined in the Indenture) at the redemption date.
          On and after May 15, 2013, the Issuers may redeem all or a part of the 2017 Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable redemption date, on the 2017 Notes redeemed (subject to the right of holders of record on the relevant record date to receive interest payable on or prior to the redemption date), if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2013	105.875%
2014	102.938%
2015 and thereafter	100.000%
          Change of Control
          If a change of control event occurs, each holder of 2017 Notes may require the Company to repurchase all or a portion of the 2017 Notes for cash at a price equal to 101% of the aggregate principal amount of the 2017 Notes, plus any accrued but unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest payable on or prior to the repurchase date).
          Certain Covenants
          The Indenture contains covenants that, among other things, limit the Issuers’ ability and the ability of the Company’s restricted subsidiaries to: (i) pay distributions on, purchase or redeem the Company’s units or redeem its subordinated debt; (ii) make investments; (iii) incur or guarantee additional indebtedness or issue certain types of equity securities; (iv) create certain liens; (v) sell assets; (vi) consolidate, merge or transfer all or substantially all of the Issuers’ assets; (vii) enter into agreements that restrict distributions or other payments from the Company’s restricted subsidiaries to the Company; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries.
          Events of Default
          Upon a continuing event of default, the trustee or the holders of 25% principal amount of the 2017 Notes may declare the 2017 Notes immediately due and payable, except that a default resulting from entry into a bankruptcy, insolvency or reorganization with respect to the Issuers, any restricted subsidiary of the Company that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Company, will automatically cause all 2017 Notes to become due and payable. Each of the following constitutes an event of default under the Indenture:

•	default for 30 days in the payment when due of interest on the 2017 Notes;

•	default in payment when due of the principal of, or premium, if any, on the 2017 Notes;

•	failure by the Company to comply with its covenants relating to asset sales, repurchases of the 2017 Notes or mergers;

•	failure by the Company for 90 days after notice to comply with its reporting obligations under the Securities Exchange Act of 1934;

•	failure by the Company for 60 days after notice to comply with any of the other agreements in the Indenture;

•	default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by the Company or any of its restricted subsidiaries, whether such indebtedness or guarantee now exists or is created after the date of the Indenture, if such default: (i) is caused by a payment default; or (ii) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $40.0 million or more, subject to a cure provision;

•	failure by the Company or any of its restricted subsidiaries to pay final judgments aggregating in excess of $40.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

•	if any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid, or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or dissafirms its obligations under its subsidiary guarantee; and

•	certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Issuers or any of the Company’s restricted subsidiaries that is a significant subsidiary or any group of its restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of the Company.
Registration Rights Agreement
          In connection with the issuance and sale of the 2017 Notes, the Issuers and the Subsidiary Guarantors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with representatives of the Initial Purchasers, dated May 18, 2009. Under the Registration Rights Agreement, the Issuers and the Subsidiary Guarantors agreed to use their reasonable best efforts to file with the United States Securities and Exchange Commission and cause to become effective a registration statement relating to an offer to issue new notes having terms substantially identical to the 2017 Notes in exchange for outstanding 2017 Notes. In certain circumstances, the Issuers and the Subsidiary Guarantors may be required to file a shelf registration statement to cover resales of the 2017 Notes. The Issuers and the Subsidiary Guarantors will be obligated to file one or more registration statements as described above only if the restrictive legend on the 2017 Notes has not been removed (other than with respect to persons that are affiliates of the Company) and the 2017 Notes are not freely tradable (by persons other than the Company’s affiliates) pursuant to Rule 144 under the Securities Act of 1933, as amended, as of the 366th day after the notes were issued. If the Issuers and the Subsidiary Guarantors fail to satisfy these obligations, the Company may be required to pay additional interest to holders of the 2017 Notes under certain circumstances.
The Issuers used the net proceeds of approximately $230.5 million, after deducting the initial purchasers’ discounts and estimated offering expenses, from the private placement to repay loans outstanding under the Company’s revolving credit facility. Affiliates of each of the Initial Purchasers are lenders under the revolving credit facility and therefore received substantially all of the net proceeds of the offering.

          The descriptions set forth above in Item 2.03 are qualified in their entirety by the Purchase Agreement, the Indenture and the Registration Rights Agreement, which are filed with this Report as Exhibits 10.1, 4.1 and 4.2, respectively, and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits

4.1	Indenture, dated May 18, 2009, among Linn Energy, LLC, Linn Energy Finance Corp., the Subsidiary Guarantors named therein and U. S. Bank National Association, as trustee.

4.2	Registration Rights Agreement, dated May 18, 2009, among Linn Energy, LLC, Linn Energy Finance Corp., the Subsidiary Guarantors named therein and the representatives of the Initial Purchasers named therein.

10.1	Purchase Agreement, dated May 12, 2009, among Linn Energy, LLC, Linn Energy Finance Corp., the Subsidiary Guarantors named therein and the representatives of the Initial Purchasers named therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2009	LINN ENERGY, LLC
	By:	/s/ Charlene A. Ripley
Charlene A. Ripley Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated May 18, 2009, among Linn Energy, LLC, Linn Energy Finance Corp., the Subsidiary Guarantors named therein and U.S. Bank National Association, as trustee.

4.2	Registration Rights Agreement, dated May 18, 2009, among Linn Energy, LLC, Linn Energy Finance Corp., the Subsidiary Guarantors named therein and the representatives of the Initial Purchasers named therein.

10.1	Purchase Agreement, dated May 12, 2009, among Linn Energy, LLC, Linn Energy Finance Corp., the Subsidiary Guarantors named therein and the representatives of the Initial Purchasers named therein.